Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces
First Quarter 2014 Results

SIPING, CHINA — May 15, 2014 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights

  Sales revenue increased by 4.8% year-over-year to US$8.3 million.
  Gross profit decreased by 15.6% year-over-year to US$2.5 million.
  Gross margin was 30.5%, compared with 37.8% for the first quarter 2014.
  Operating income decreased by 5.5% year-over-year to US$0.7 million.
  Net income attributable to common stockholders was US$0.5 million, compared with US$0.3 million for the first quarter 2013.
  Basic and fully diluted net income per share was US$0.02, compared with US$0.02 for the first quarter 2013.

Comment from Zhao Guohong, Chairman and CEO

Chairman and Chief Executive Officer Guohong Zhao commented, “Against a challenging economic environment in China, we delivered a steady financial performance in the first quarter with revenues exceeding our guidance. Demands for our heat exchange units and shell-and-tube heat exchangers maintained steady growth, and our total unit sales increased by approximately 30%. Due to the increased labor costs and raw material costs, however, our gross profit decreased about 16% and our gross profit margin dropped to 31% from 38%.

“Along with ongoing macroeconomic uncertainty in China, we expect to face continuing headwinds in the second quarter of 2014. However, we believe that our total solutions business model and ongoing investment in high technology and high added value products will enable us to continuously increase our competitiveness and remain sustained growth.”

First Quarter 2014 Financial Results

Revenue
Sales revenue for the first quarter of 2014 was US$8.3 million, a 4.8% increase from US$7.9 million during the same period of 2013. The increase was primarily attributable to higher sales revenue from heat exchange units and shell-and-tube heat exchangers. Sales volume of heat exchange products totaled 496 units in the first quarter of 2014, an increase of 113 units from 383 units in the same period of 2013. The increase was due to the increased demand of our products in consequence of more projects and economy recovery of China in the first quarter of 2014 compared with previous years.

For the first quarter of 2014, sales revenue from heat exchange units was US$3.2 million, an increase of 41.1% compared with US$2.3 million in the same period of 2013. Sales revenue from shell-and-tube heat exchangers was US$1.1 million, an increase of 2500.0% compared to the same period of 2013. During the first quarter of 2014, sales revenue from plate heat exchangers totaled US$2.9 million, a decrease of 24.0% as compared to the same period of 2013.

Cost of Sales
Cost of sales for the first quarter of 2014 increased 17.2% to US$5.8 million from US$4.9 million in the first quarter 2013. The increase was mainly attributable to an increase in the Company’s labor costs and raw material costs.

Gross Profit and Gross Margin
Gross profit decreased 15.6% to US$2.5 million during the first quarter of 2014, from US$3.0 million in the same period of 2013, mainly due to the increased cost of sales. Gross margin was 30.5% for the first quarter of 2014, as compared with 37.8% during the same period of 2013. The decrease in gross margin was mainly attributable to an increase in the Company’s labor costs and raw material costs.

Operating Expenses
Administrative expenses decreased 47.1% to US$0.55 million in the first quarter 2014, from US$1.0 million for the same period of 2013. The decrease was primarily owing to the increase in reversal of allowance for doubtful accounts in the first quarter of 2014 as a result of measures we adopted to improve the collection of overdue receivable.

Research and development expenses increased 62.9% year-over-year to US$0.3 million, from US$0.2 million in the first quarter 2013. The increase was primarily due to an increase in the costs of research and development of new products.

Selling expenses decreased 7.0% to US$0.97 million for the first quarter of 2014, from US$1.04 million during the same period of 2013. The decrease was mainly attributable to a decrease in salary of and travelling expenses incurred by the Company’s sales personnel.

This resulted in an 18.7% decrease in total operating expenses to US$1.9 million in the first quarter of 2014 from US$2.3 million for the same period of 2013.

Income before Income Tax
Income before income tax was US$0.6 million in the first quarter of 2014, an increase of 43.1% compared with US$0.4 million in the same period of 2013. The increase was mainly due to a decrease in our total expenses.

Income Tax
Income tax was US$0.08 million in the first quarter of 2014, compared with US$0.06 million in the same period of 2013. The increase was mainly attributable to the increased taxable income.

Net Income
Net income attributable to common shareholders was US$0.48 million in the first quarter of 2014, a 53.5% increase compared with US$0.3 million in the same period of 2013. The increase was due to the cumulative effect of the foregoing factors.

Basic and fully diluted net income per share was US$0.02 in the first quarter of 2014, compared with US$0.02 in the same period of 2013.

Liquidity
As of March 31, 2014, the Company had cash and cash equivalents of US$5.0 million and restricted cash of US$1.5 million. During the first three months of 2014, there was a net cash outflow of US$4.1 million, compared with US$2.3 million in the same period of 2013.

Net cash used in operating activities was US$1.9 million for the first three months of 2014, compared with US$2.6 million for the same period of 2013. The decrease in net cash used in operating activities was mainly attributable to (1) increased net income; (2) less increase of other receivables, prepayments and deposits; (3) less money used to purchase inventory (4) more decrease of trade payables, other payables and accrued expenses and (5) less decrease of receivables.

Net cash provided by investing activities was US$0.21 million for the first three months of 2014, compared with net cash used in investing activities of US$0.24 million for the same period of 2013.

Net cash used in financing activities was US$2.4 million for the first three months of 2014, compared with net cash provided by financing activities of US$0 for the same period of 2013. The increase in net cash used in financing activities resulted from bank loan payments in the amount of US$2.4 million.

Outlook for Second Quarter 2014

THT expects to generate sales revenue in the range of US$12 million to US$14 million in the second quarter of 2014, compared with US$10.9 million in the same period of 2013. This represents the Company’s preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Robie Li
Investor Relations Department
THT Heat Transfer Technology, Inc.
Tel: +65 9235 1765
Email: lirubing@tht.cn

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of March 31, 2014 and December 31, 2013
(Stated in thousands of US Dollars)

	March 31, 2014	December 31,
	(Unaudited)	2013
		(Audited)

Assets
Current assets
Cash and cash equivalents	4,949	9,082
Restricted cash	1,106	1,728
Accounts receivable, net	40,523	44,316
Inventories, net	23,838	25,304
Other current assets	18,721	16,621
Total current assets	89,137	97,051
Long-term accounts receivable	2,152	2,209
Other non-current assets	13,968	13,562
Total assets	105,257	112,822

Liabilities
Current liabilities
Short-term bank loans	14,278	16,038
Other current liabilities	27,113	32,825
Total current liabilities	41,391	48,863
Long-term loan	568	573
Total liabilities	41,959	49,436
Total shareholders’ equity	63,298	63,386
Noncontrolling interests	-	-
Total liabilities and equity	105,257	112,822

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)

	three months ended March 31,
	2014	2013

Sales revenue	8,289	7,910
Cost of sales	(5,765)	(4,920)
Gross profit	2,524	2,991
Operating expenses
Administrative expenses	545	1,031
Research and development expenses	340	209
Selling expenses	970	1,043
Total operating expenses	1,855	2,283
Operating income	669	708
Interest income	4	10
Other income	224	131
Financial costs	(331)	(452)

Income before income taxes	566	396
Income taxes	(85)	(60)
Net income before noncontrolling interests	481	335
Net (loss) income attributable to noncontrolling interest	-	22
Net income attributable to the equity stockholders	481	314

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.02	$0.02

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the three months ended March 31, 2014 and 2013
(Stated in thousands of US Dollars)

	three months ended March 31
	2014	2013
Net cash used in operating activities	(1,903)	(2,621)
Net cash provided by (used in) investing activities	211	240
Net cash provided by (used in) financing activities	(2,370)	-
Effect of exchange rate changes on cash and cash equivalents	(71)	58
Net decrease in cash and cash equivalents	(4,133)	(2,323)
Cash and cash equivalents at beginning of the period	9,082	10,703
Cash and cash equivalents at end of the period	4,949	8,380